Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS ADJUSTED BOOK VALUE PER SHARE OF $574

HAMILTON, Bermuda (October 30, 2012) - White Mountains Insurance Group, Ltd. reported an adjusted book value per share of $574 at September 30, 2012, which was up 1.6% for the quarter and 6.0% for the first nine months, including dividends.

Ray Barrette, Chairman and CEO, commented, “It was a productive quarter.  Solid investment and underwriting results more than offset the GAAP book loss on the sale of the OneBeacon runoff business. Please read my October 18, 2012 letter to shareholders for more insight into that sale. Both OneBeacon and Sirius had nice underwriting results, aided by low catastrophe losses. Despite significant U.S. crop losses, Sirius reported an 88% GAAP combined ratio. We completed a thorough reserve review at Sirius and concluded that reserves there remain in good shape. Investment returns were good in both fixed income and equities. BAM is off to a nice start, establishing good trading spreads on its first policy versus both an Assured Guaranty wrap and an uninsured issuance.  Our balance sheet is strong with significant undeployed capital and we are actively pursuing opportunities.”

Adjusted comprehensive income was $59 million and $173 million in the third quarter and first nine months of 2012, compared to adjusted comprehensive loss of $98 million and $58 million in the third quarter and first nine months of last year. Net income attributable to common shareholders was $19 million and $139 million in the third quarter and first nine months of 2012, compared to net loss attributable to common shareholders of $16 million and $32 million in the third quarter and first nine months of last year.

OneBeacon

OneBeacon's book value per share decreased 5.6% for the third quarter of 2012 and increased 0.5% for the first nine months of 2012, including dividends. During the third quarter of 2012, OneBeacon recorded $101 million in after-tax GAAP losses related to the sale of its runoff business. These losses are presented in discontinued operations and are composed of a $92 million after-tax loss on sale and a $9 million after-tax loss related to a reduction in the workers compensation loss reserve discount rate on reserves being transferred as part of the sale. OneBeacon's GAAP combined ratio was 95% for the third quarter of 2012 compared to 94% for the third quarter of last year, while the GAAP combined ratio was 93% for the first nine months of 2012 compared to 95% for the first nine months of last year. Both the quarter and first nine month results benefited from lower catastrophe losses partially offset by lower favorable loss reserve development.  The expense ratio was 39% for the third quarter of 2012 compared to 36% for the third quarter of 2011. The increase was driven by higher incentive compensation expenses and employee costs associated with building new specialty businesses in the third quarter of 2012. Catastrophe losses were 2 points in both the third quarter and first nine months of 2012 compared to 5 points in the comparable periods of last year. Favorable loss reserve development was 1 point in the third quarter and first nine months of 2012 compared to 2 points in the comparable periods of last year.

Mike Miller, CEO of OneBeacon, said, “The big news of the quarter was the agreement to sell the runoff business.  This is the final step in our transformation into a pure Specialty company. The loss on sale is in line with the economics of running off those liabilities over time. Our solid Specialty underwriting results and strong premium growth for the quarter and first nine months of 2012 are tangible evidence supporting our strategy. We are well positioned to generate strong returns and accelerate the growth in the value of our company going forward.”

OneBeacon recently announced it has entered into a definitive agreement to terminate its exclusive underwriting arrangement with Hagerty Insurance Agency. In connection with this agreement, OneBeacon also agreed to sell its wholly owned insurance subsidiary Essentia Insurance Company (“Essentia”). OneBeacon anticipates recording a $23 million pre-tax gain on the sale ($15 million after tax) upon closing the transaction. The sale is subject to regulatory approvals and is expected to close during the first quarter of 2013. The termination of the agency agreement will be effective as of the close date of the Essentia sale.
Net written premiums were $335 million and $930 million in the third quarter and first nine months of 2012, an increase of 13% from both comparable periods of 2011. A change in the method of estimating written premiums associated with the A.W.G. Dewar tuition reimbursement insurance product resulted in approximately $9 million in net written premiums being recorded in the third quarter of 2012 that, under the prior method, would have been recorded in the fourth quarter. Excluding this change in estimate, premiums for the three and nine months ended September 30, 2012 would have increased 9% and 12%.

Sirius Group

Sirius Group's GAAP combined ratio was 88% for the third quarter of 2012 compared to 89% for the third quarter of last year, while the GAAP combined ratio was 85% for the first nine months of 2012 compared to 104% for the first nine months of last year. The combined ratio for the third quarter of 2012 included 19 points ($45 million) of losses from Sirius Group's agricultural line of business, primarily as a result of the drought in the Midwestern United States. These loss estimates are subject to change as the harvest and crop yields are not yet finalized. Additionally, the combined ratio for the third quarter of 2012 included 3 points ($6 million) of catastrophe losses, mainly due to windstorm losses in the United States, compared to 11 points ($25 million) for the third quarter of last year, mainly as a result of hurricane Irene. The combined ratio for the first nine months of 2012 included 2 points ($14 million) of catastrophe losses compared to 27 points ($188 million) for the first nine months of last year. The combined ratio for the first nine months of 2012 also included 7 points from the aforementioned agricultural losses. Favorable loss reserve development was 3 points in the third quarter of 2012 compared to 9 points in the third quarter of last year. Favorable loss reserve development was 2 points for the first nine months of 2012 compared to 5 points for the first nine months of last year. With the completion of a ground-up asbestos reserve study in the quarter, Sirius Group increased asbestos loss reserves by $33 million. This increase was more than offset by reductions in liability and property loss reserves. In addition, in the third quarter of 2012, Sirius Group realized a gain of $15 million on the sale of its interest in International Medical Group, a managing general underwriter in the medical and travel business.

Allan Waters, CEO of Sirius Group, said, “Our good results in the quarter continue a strong year. They reflect several moving parts. Large crop losses from the U.S. drought were offset by a quiet windstorm season, and continuing good news from liability and property loss reserves offset an asbestos reserve increase. Through nine months gross written premiums increased 8% in local currencies, consistent with our plan to grow in property and accident and health this year. However, a continuing abundance of capital in the (re)insurance industry will likely serve to temper future property rate improvement and will keep other lines competitive.”

Gross written premiums increased 2% for the third quarter of 2012 from the third quarter of last year (3% in local currencies) as increases in the accident and health and property lines of business were offset by decreases in trade credit. Net written premiums increased 5% (6% in local currencies).

Other Operations

White Mountains' Other Operations segment reported pre-tax income of $7 million and pre-tax loss of $1 million in the third quarter and first nine months of 2012 compared to $45 million and $92 million of pre-tax loss in the third quarter and first nine months of last year.  The improvement in the third quarter was primarily driven by better investment results and lower mark-to-market losses from the Symetra warrants, partially offset by higher incentive compensation expenses and higher losses from WM Life Re. The improvement in the nine-month period was primarily driven by better investment results and a mark-to-market gain from the Symetra warrants compared to a loss in the first nine months of last year, partially offset by higher losses from WM Life Re. WM Life Re reported pre-tax losses of $3 million and $14 million in the third quarter and first nine months of 2012 compared to a $1 million pre-tax gain and a $10 million pre-tax loss in the third quarter and first nine months of 2011.
HG Global and BAM. During the third quarter of 2012, White Mountains capitalized HG Global Ltd. ("HG Global") with approximately $600 million to fund Build America Mutual Assurance Company ("BAM"), a newly formed mutual bond insurer. As of September 30, 2012, White Mountains owned 97% of HG Global's preferred equity and 89% of its common equity. HG Global provided the initial capitalization of BAM through the purchase of approximately $500 million of BAM surplus notes. HG Global also provides 15%-of-par, first loss reinsurance protection for policies underwritten by BAM. For the third quarter of 2012, HG Global reported pre-tax income of $5 million, which was driven by $8 million of interest income on the BAM surplus notes, partially offset by startup and operational costs. For the third quarter of 2012, BAM reported $18 million in pre-tax losses that were driven by $8 million of interest expense on the BAM surplus notes and startup and operational costs. GAAP requires White Mountains to consolidate BAM's results in its financial statements. However, since BAM is a mutual insurance company that is owned by its members and not White Mountains, BAM's results do not affect White Mountains' adjusted book value per share as they are attributed to noncontrolling interests.
Symetra. The value of White Mountains' investment in Symetra warrants decreased $4 million in the third quarter of 2012 and increased $14 million in the first nine months of 2012 compared to a decrease of $25 million and $29 million in the third quarter and first nine months of last year. During the third quarter and first nine months of 2012, White Mountains recorded $8 million and $25 million in equity in earnings from its investment in Symetra's common shares, which increased the value of the investment in Symetra's common shares used in the calculation of White Mountains' adjusted book value per share to $16.32 per Symetra common share at September 30, 2012, compared to Symetra's quoted stock price of $12.30 and Symetra's book value per common share excluding unrealized gains and losses from its fixed maturity investment portfolio of $18.76.

Investment Activities

The GAAP total return on invested assets was 2.8% and 4.3% for the third quarter and first nine months of 2012, which included 0.6% and 0.4% of currency gains. This compared to a GAAP total return of -1.5% and 1.7% for the third quarter and first nine months of last year, which included -1.2% and -0.2% of currency losses.
Manning Rountree, President of White Mountains Advisors, said, “Investments performed well in the third quarter.  The total portfolio was up 2.8%.  Dollar weakening provided a nice tailwind, boosting returns by 0.6%.  Our fixed income portfolio returned 1.5% in local currencies, a good result. Our value-oriented equity portfolio was up 5.2% in the quarter, in line with our expectations.  Our Prospector managed separate accounts were up 6.8% in the quarter, outperforming the S&P 500 Index.  We continue to add equity investments opportunistically.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company's website located at www.whitemountains.com. White Mountains filed its Form 10-Q with the Securities and Exchange Commission today and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures. White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains' financial performance.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra's fixed maturity portfolio, net of applicable taxes, from book value. In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 7.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in equity in net unrealized gains (losses) from Symetra's fixed maturity portfolio, net of applicable taxes, from comprehensive income (loss) attributable to White Mountains' common shareholders. The reconciliation of adjusted comprehensive income (loss) to GAAP comprehensive income (loss) attributable to White Mountains' common shareholders is included on page 8.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains':

•	change in adjusted book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•	expansion and growth of our business and operations; and

•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•	the risks associated with Item 1A of White Mountains' 2011 Annual Report on Form 10-K and Item 1A in Part II of White Mountains' September 30, 2012 Quarterly Report on Form 10-Q;

•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	business opportunities (or lack thereof) that may be presented to it and pursued;

•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•	an economic downturn or other economic conditions adversely affecting its financial position;

•	recorded loss reserves subsequently proving to have been inadequate;

•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch;

•	other factors, most of which are beyond White Mountains' control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions, except share amounts)
(Unaudited)

	September 30, 2012	December 31, 2011	September 30, 2011
Assets
Fixed maturity investments, at fair value	$4,912.4	$6,221.9	$5,287.7
Short-term investments, at amortized cost (which approximates fair value)	917.3	846.0	772.8
Common equity securities, at fair value	1,004.8	755.0	669.8
Convertible fixed maturity investments, at fair value	142.0	143.8	140.5
Other long-term investments	307.1	301.3	328.8
Total investments	7,283.6	8,268.0	7,199.6

Cash	549.2	705.4	557.7
Reinsurance recoverable on unpaid losses	356.8	2,507.3	2,581.2
Reinsurance recoverable on paid losses	14.8	30.5	30.9
Insurance and reinsurance premiums receivable	678.1	489.2	644.8
Funds held by ceding companies	102.7	106.5	131.6
Investments in unconsolidated affiliates	376.3	275.3	458.6
Deferred acquisition costs	211.3	187.0	202.9
Deferred tax asset	555.0	536.9	431.7
Ceded unearned insurance and reinsurance premiums	113.6	87.3	104.4
Accounts receivable on unsettled investment sales	167.2	4.7	20.3
Other assets	672.0	733.3	818.5
Assets held for sale	2,388.2	132.6	1,399.5
Total assets	$13,468.8	$14,064.0	$14,581.7

Liabilities
Loss and loss adjustment expense reserves	$3,059.8	$5,702.3	$5,882.0
Unearned insurance and reinsurance premiums	1,067.1	846.9	976.4
Debt	676.6	677.5	669.0
Deferred tax liability	399.7	365.5	360.6
Ceded reinsurance payable	138.6	134.6	188.3
Funds held under reinsurance treaties	33.8	42.9	39.3
Accounts payable on unsettled investment purchases	47.7	34.6	57.1
Other liabilities	1,278.9	1,484.2	1,480.5
Liabilities held for sale	2,388.2	107.6	909.4
Total liabilities	9,090.4	9,396.1	10,562.6

Equity
White Mountains’ common shareholders’ equity
White Mountains' common shares and paid-in surplus	1,102.2	1,261.3	1,270.3
Retained earnings	2,577.4	2,789.7	2,004.0
Accumulated other comprehensive income, after tax:
Equity in net unrealized losses from investments in unconsolidated affiliates	59.3	—	135.7
Net unrealized foreign currency translation gains and other	70.4	36.7	34.7
Total White Mountains’ common shareholders’ equity	3,809.3	4,087.7	3,444.7

Noncontrolling interests
Noncontrolling interest - OneBeacon Ltd.	259.7	273.1	269.8
Noncontrolling interest - SIG Preference Shares	250.0	250.0	250.0
Noncontrolling interest - HG Global	16.6	—	—
Noncontrolling interest - BAM	(18.0)	—	—
Noncontrolling interest - other	60.8	57.1	54.6
Total noncontrolling interests	569.1	580.2	574.4

Total equity	4,378.4	4,667.9	4,019.1

Total liabilities and equity	$13,468.8	$14,064.0	$14,581.7

WHITE MOUNTAINS INSURANCE GROUP, LTD.
BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE
(Unaudited)

	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
Book value per share numerators (in millions):

White Mountains' common shareholders' equity - book value per share numerator	$3,809.3	$3,742.5	$4,087.7	$3,444.7
Equity in net unrealized gains from Symetra's fixed maturity portfolio, net of applicable taxes	(59.3)	(27.0)	—	(135.7)
Adjusted book value per share numerator (1)	$3,750.0	$3,715.5	$4,087.7	$3,309.0

Book value per share denominators (in thousands of shares):

Common shares outstanding - book value per share denominator	6,583.7	6,630.3	7,577.9	7,630.7
Unearned restricted common shares	(46.8)	(51.6)	(37.6)	(44.5)
Adjusted book value per share denominator (1)	6,536.9	6,578.7	7,540.3	7,586.2

Book value per share	$578.60	$564.45	$539.43	$451.42
Adjusted book value per share	$573.66	$564.77	$542.11	$436.18
(1) Excludes out of-the-money stock options.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Earned insurance and reinsurance premiums	$536.8	$491.1	$1,545.3	$1,433.5
Net investment income	37.6	42.8	119.8	138.1
Net realized and unrealized investment gains	72.7	2.9	123.2	36.4
Other revenue	50.3	(35.0)	81.0	(28.3)

Total revenues	697.4	501.8	1,869.3	1,579.7
Expenses:
Loss and loss adjustment expenses	308.1	280.2	821.7	920.4
Insurance and reinsurance acquisition expenses	107.6	107.0	326.2	296.6
Other underwriting expenses	76.6	64.3	228.4	203.9
General and administrative expenses	57.6	34.1	136.9	114.2
Accretion of fair value adjustment to loss and lae reserves	1.1	2.1	9.4	6.2
Interest expense on debt	11.3	12.8	33.1	38.8

Total expenses	562.3	500.5	1,555.7	1,580.1

Pre-tax income (loss) from continuing operations	135.1	1.3	313.6	(.4)

Income tax (expense) benefit	(47.8)	.6	(85.3)	(.8)

Net income (loss) from continuing operations	87.3	1.9	228.3	(1.2)

Loss from sale of discontinued operations, net of tax	(91.0)	(18.2)	(91.0)	(18.2)
Net loss from discontinued operations, net of tax	(15.8)	(12.0)	(24.5)	(7.8)

Income (loss) before equity in earnings of unconsolidated affiliates	(19.5)	(28.3)	112.8	(27.2)

Equity in earnings of unconsolidated affiliates, net of tax	7.7	1.5	24.4	16.1

Net income (loss)	(11.8)	(26.8)	137.2	(11.1)
Net (income) loss attributable to noncontrolling interests	30.9	11.0	2.0	(21.2)

Net income (loss) attributable to White Mountains’ common shareholders	19.1	(15.8)	139.2	(32.3)

Comprehensive income (loss), net of tax:
Change in equity in net unrealized gains from investments in unconsolidated affiliates	32.3	55.1	59.3	77.2
Change in foreign currency translation and other	39.6	(81.8)	33.3	(25.3)

Comprehensive income (loss)	91.0	(42.5)	231.8	19.6
Comprehensive income attributable to noncontrolling interests	.4	—	.4	—
Comprehensive income (loss) attributable to White Mountains’ common shareholders	91.4	(42.5)	232.2	19.6

Change in equity in net unrealized losses from Symetra's fixed maturity portfolio	(32.3)	(55.1)	(59.3)	(77.2)

Adjusted comprehensive income (loss)	$59.1	$(97.6)	$172.9	$(57.6)

Income (loss) per share attributable to White Mountains’ common shareholders
Basic income (loss) per share
Continuing operations	$19.11	$1.81	$36.96	$(.80)
Discontinued operations	(16.21)	(3.81)	(16.77)	(3.26)
Total consolidated operations	$2.90	$(2.00)	$20.19	$(4.06)

Diluted income (loss) per share
Continuing operations	$19.11	$1.81	$36.96	$(.80)
Discontinued operations	(16.21)	(3.81)	(16.77)	(3.26)
Total consolidated operations	$2.90	$(2.00)	$20.19	$(4.06)

Dividends declared per White Mountains’ common share	$—	$—	$1.00	$1.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.
YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(in millions)
(Unaudited)

For the Nine Months Ended September 30, 2012
	OneBeacon	Sirius Group	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$846.0	$699.3	$—	$1,545.3
Net investment income	41.5	50.9	27.4	119.8
Net realized and unrealized investment gains	57.9	22.9	42.4	123.2
Other revenue - foreign currency translation gain	—	33.1	—	33.1
Other revenue - Hamer and Bri-Mar (1)	—	—	24.1	24.1
Other revenue - Symetra warrants	—	—	13.6	13.6
Other revenue	(.1)	15.8	(5.5)	10.2

Total revenues	945.3	822.0	102.0	1,869.3
Expenses:
Loss and loss adjustment expenses	452.5	369.2	—	821.7
Insurance and reinsurance acquisition expenses	185.6	140.6	—	326.2
Other underwriting expenses	146.2	82.1	.1	228.4
General and administrative expenses - Hamer and Bri-Mar (1)	—	—	21.0	21.0
General and administrative expenses - BAM	—	—	11.2	11.2
General and administrative expenses	9.6	26.0	69.1	104.7
Accretion of fair value adjustment to loss and lae reserves	—	9.4	—	9.4
Interest expense on debt	12.2	19.6	1.3	33.1

Total expenses	806.1	646.9	102.7	1,555.7

Pre-tax income (loss)	$139.2	$175.1	$(.7)	$313.6

(1)  On December 31, 2011, Tuckerman Fund I was dissolved and all of the net assets of the fund, which consisted of the common stock of Hamer and Bri-Mar, two small manufacturing companies, were distributed.

For the Nine Months Ended September 30, 2011
	OneBeacon	Sirius Group	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$748.0	$685.5	$—	$1,433.5
Net investment income	55.8	68.3	14.0	138.1
Net realized and unrealized investment (losses) gains	(13.3)	60.7	(11.0)	36.4
Other revenue - foreign currency translation loss	—	(16.0)	—	(16.0)
Other revenue - Tuckerman Fund I	—	—	18.9	18.9
Other revenue - Symetra warrants	—	—	(29.3)	(29.3)
Other revenue	(12.2)	2.2	8.1	(1.9)

Total revenues	778.3	800.7	.7	1,579.7
Expenses:
Loss and loss adjustment expenses	421.3	499.1	—	920.4
Insurance and reinsurance acquisition expenses	161.5	135.1	—	296.6
Other underwriting expenses	124.5	79.4	—	203.9
General and administrative expenses - Tuckerman Fund I	—	—	16.7	16.7
General and administrative expenses	7.4	17.1	73.0	97.5
Accretion of fair value adjustment to loss and lae reserves	—	6.2	—	6.2
Interest expense on debt	16.4	19.6	2.8	38.8

Total expenses	731.1	756.5	92.5	1,580.1

Pre-tax income (loss)	$47.2	$44.2	$(91.8)	$(.4)

WHITE MOUNTAINS INSURANCE GROUP, LTD.
QTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(in millions)
(Unaudited)

For the Three Months Ended September 30, 2012
	OneBeacon	Sirius Group	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$293.9	$242.9	$—	$536.8
Net investment income	12.8	16.7	8.1	37.6
Net realized and unrealized investment gains (losses)	40.0	(8.9)	41.6	72.7
Other revenue - foreign currency translation gain	—	33.1	—	33.1
Other revenue - Hamer and Bri-Mar (1)	—	—	8.6	8.6
Other revenue - Symetra warrants	—	—	(3.6)	(3.6)
Other revenue	(.4)	15.1	(2.5)	12.2

Total revenues	346.3	298.9	52.2	697.4
Expenses:
Loss and loss adjustment expenses	164.7	143.4	—	308.1
Insurance and reinsurance acquisition expenses	66.6	41.0	—	107.6
Other underwriting expenses	47.4	29.1	.1	76.6
General and administrative expenses - Hamer and Bri-Mar (1)	—	—	7.4	7.4
General and administrative expenses - BAM	—	—	11.2	11.2
General and administrative expenses	4.4	9.1	25.5	39.0
Accretion of fair value adjustment to loss and lae reserves	—	1.1	—	1.1
Interest expense on debt	4.1	6.5	.7	11.3

Total expenses	287.2	230.2	44.9	562.3

Pre-tax income	$59.1	$68.7	$7.3	$135.1

(1)  On December 31, 2011, Tuckerman Fund I was dissolved and all of the net assets of the fund, which consisted of the common stock of Hamer and Bri-Mar, two small manufacturing companies, were distributed.

For the Three Months Ended September 30, 2011
	OneBeacon	Sirius Group	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$259.1	$232.0	$—	$491.1
Net investment income	16.1	22.1	4.6	42.8
Net realized and unrealized investment gains (losses)	(47.4)	65.9	(15.6)	2.9
Other revenue - foreign currency translation loss	—	(30.4)	—	(30.4)
Other revenue - Tuckerman Fund I	—	—	8.0	8.0
Other revenue - Symetra warrants	—	—	(24.7)	(24.7)
Other revenue	.1	1.1	10.9	12.1

Total revenues	227.9	290.7	(16.8)	501.8
Expenses:
Loss and loss adjustment expenses	149.7	130.5	—	280.2
Insurance and reinsurance acquisition expenses	58.6	48.4	—	107.0
Other underwriting expenses	36.0	28.3	—	64.3
General and administrative expenses - Tuckerman Fund I	—	—	7.0	7.0
General and administrative expenses	2.5	5.3	19.3	27.1
Accretion of fair value adjustment to loss and lae reserves	—	2.1	—	2.1
Interest expense on debt	4.1	6.5	2.2	12.8

Total expenses	250.9	221.1	28.5	500.5

Pre-tax income (loss)	$(23.0)	$69.6	$(45.3)	$1.3

WHITE MOUNTAINS INSURANCE GROUP, LTD.
SUMMARY OF RATIOS AND PREMIUMS
(Dollars in millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
OneBeacon	2012	2011	2012	2011

GAAP Ratios
Loss and LAE	56%	58%	54%	56%
Expense	39%	36%	39%	39%
Combined	95%	94%	93%	95%

Net written premiums	$335.2	$297.2	$930.4	$821.4
Earned premiums	$293.9	$259.1	$846.0	$748.0

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Sirius Group	2012	2011	2012	2011

GAAP Ratios
Loss and LAE	59%	56%	53%	73%
Expense	29%	33%	32%	31%
Combined	88%	89%	85%	104%

Gross written premiums	$254.6	$250.4	$993.6	$944.2
Net written premiums	$223.9	$214.0	$799.5	$767.5
Earned premiums	$242.9	$232.0	$699.3	$685.5